UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 6, 2011

CNB BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	000-50729	54-2059214
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11407 Windsor Blvd.

Windsor, VA 23487

(Address of principal executive offices)

(757) 242-4422

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On May 6, 2011, CNB Bancorp, Inc. (the “Company”), together with its wholly owned subsidiary Citizens National Bank (the “Subsidiary”) entered into a Merger Agreement (the “Merger Agreement”), pursuant to which, at the closing, the Company would be merged with and into the Subsidiary, with the Subsidiary as the surviving entity (the “Merger Transaction”).

Upon closing of the Merger Transaction, which the Company anticipates to occur in the 2nd quarter of 2011, each share of common stock of the Company will be converted into the right to receive one share of common stock of the Subsidiary, and each share of common stock of the Company that is owned by shareholders properly exercising their appraisal rights will be converted to the right to receive an amount of cash equal to $1.75 per share. Shares of common stock of the Subsidiary have voting and dividend rights and preferences generally equal to the rights and preferences of the common stock of the Company. Upon the effectiveness of the Merger Transaction, the Company will dissolve and cease its corporate existence, and its stock will no longer be listed on the Over the Counter Bulletin Board. All of the directors and officers of the Subsidiary in office immediately prior to the effective time of the Merger Transaction will serve as the directors and officers of the Subsidiary from and after the effective time.

The Merger Transaction constitutes a “going private” transaction under Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Act”), and is being conducted such that the Company may terminate the registration of its common stock under Section 12(g) of the Act, and cease its reporting and compliance obligations under the Act. The Company has previously filed a preliminary proxy statement on Schedule 14A and a Schedule 13E-3 in compliance with the Act related to the Merger Transaction. The final proxy statement will be mailed to the Company’s shareholders. Before making any voting or investment decisions, shareholders of the Company are urged to read these documents carefully and in their entirety because they contain important information about the proposed transaction.

The Merger Transaction is subject to certain conditions, including authorization by the votes of two-thirds of the outstanding common stock of the Company as of the record date, receipt of any regulatory approvals, that the Company shall not be required to pay cash consideration to more than 5% of the outstanding shares of common stock of the Company pursuant to appraisal rights, and other customary closing conditions. The boards of directors of the Company and the Subsidiary may terminate the Merger Agreement at any time and for any reason prior to the effective time of the Merger Transaction.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 10.1 hereto.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Merger Agreement by and between Citizens National Bank and CNB Bancorp, Inc., dated May 6, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNB BANCORP, INC.

Dated: May 12, 2011	By:	/s/ Elizabeth T. Beale
	Name:	Elizabeth T. Beale
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Merger Agreement by and between Citizens National Bank and CNB Bancorp, Inc., dated May 6, 2011.